Exhibit 99.1

HUTTIG BUILDING PRODUCTS REPORTS SECOND QUARTER RESULTS

Net Sales of $281.4 Million, Up 16% Over Prior Year

ST. LOUIS, MO, July 19, 2005 – Huttig Building Products, Inc. (NYSE: HBP) announced results for the second quarter ended June 30, 2005.

Summary of the 2005 and 2004 second quarter results:

(In millions, except per share data)	Three Months Ended June 30, 2005		Three Months Ended June 30, 2004
Net Sales	$281.4		$242.7
Gross Margin	$52.9	18.8%	$48.2	19.9%
Operating Expenses	$44.7	15.9%	$39.6	16.3%
Operating Profit	$6.9	2.5%	$7.8	3.2%
Income from Continuing Operations	$0.18 per diluted share		$0.25 per diluted share

The company reported net sales of $281.4 million in the 2005 second quarter, which represents an approximate 16% increase over the 2004 second quarter. New branches in Atlanta, Dallas, Long Island and Minneapolis accounted for over one-half of the increase in the 2005 period. Same branch sales increased by approximately 6% in the 2005 second quarter over the prior year quarter, primarily as a result of increased millwork and building products sales.

Operating profit for the second quarter of $6.9 million was $0.9 million or 12% lower than the 2004 second quarter. During the 2005 second quarter, results were impacted by lower operating margins at the company’s new branches in Atlanta, Dallas, Long Island and Minneapolis, and at the expanded branches in Albany, Grand Rapids, Indianapolis and New Hampshire. Results were also affected by an unusually slow start to the spring selling season due to weather conditions in certain key markets, executive severance costs, higher fuel costs, and pricing movements in steel and wood products that favored the 2004 period. The 2004 period also included a $0.5 million gain on disposal of capital assets.

Income from continuing operations per diluted share of $0.18 in the 2005 second quarter was $0.07 per diluted share or 28% lower than the same period last year. The year ago quarter reflected a 25% effective tax rate due to the closure of multi-year audits, as compared to an effective tax rate of 37% in the June 2005 quarter. The difference in the effective tax rates benefited the prior year by approximately $0.04 per diluted share as compared to the current year period.

During the 2005 second quarter, the company generated $12.0 million of cash from operating activities, enabling the company to reduce its bank debt net of cash to $56.5 million at June 30, 2005 from $66.8 million at March 31, 2005 and $79.3 million at June 30, 2004.

“While lower than anticipated results from our new and expanded branches had a negative impact on our second quarter earnings, the operating performance of these branches is improving and we expect continued improvement during the balance of 2005” commented Michael A. Lupo, Huttig’s President and Chief Executive Officer.

Summary of the 2005 and 2004 first half results:

(In millions, except per share data)	Six Months Ended June 30, 2005		Six Months Ended June 30, 2004
Net Sales	$530.8		$456.6
Gross Margin	$100.4	18.9%	$90.0	19.7%
Operating Expenses	$85.6	16.1%	$75.6	16.6%
Operating Profit	$14.6	2.8%	$12.3	2.7%
Income from Continuing Operations	$0.37 per diluted share		$0.36 per diluted share

The company reported net sales of $530.8 million in the 2005 first half, which represents an approximate 16% increase over the 2004 first half. The new branches in Atlanta, Dallas, Long Island and Minneapolis accounted for over one-half of the increase in the 2005 period. Same branch sales increased by approximately 6% in the 2005 first half over the 2004 first half, primarily as a result of increased millwork and building products sales.

Operating profit for the 2005 first half of $14.6 million was 19% better than the 2004 first half. This increase was primarily due to a $2.5 million gain on disposal of capital assets in 2005 as compared to a gain of $0.5 million in 2004. During the 2005 period, results were impacted by the same factors that affected the 2005 second quarter, as well as a restricted winter shipping schedule in the Northeast.

For the 2005 first half, income from continuing operations totaled $7.5 million, or $0.37 per diluted share, compared to $7.1 million, or $0.36 per share in the prior year period. The year ago figure reflected a 30% effective tax rate due to the closure of multi-year audits, as compared to an effective tax rate of 39% in the current year period. The difference in the effective tax rates benefited the prior year by approximately $0.04 per diluted share as compared to the current year period.

Outlook:

“Based on first half results and our current outlook for the remainder of 2005, we are revising our 2005 targets for net sales to a range of $1.05 billion to $1.10 billion and for 2005 income from continuing operations to a range of $0.85 to $0.95 per diluted share, versus $938 million in net sales and $0.78 per diluted share in 2004,” noted Mr. Lupo. “This downward revision is mainly due to the lower than expected performance of our new and expanded branches. We now expect our new branches, including Dallas, after amortization and allocated interest, to have a dilutive effect on our total 2005 income from continuing operations in the range of $0.10 per diluted share,” added Mr. Lupo.

“While the second quarter was disappointing, June was a strong month and we appear to be trending in the right direction,” Mr. Lupo said. “Looking ahead, our focus will be improving the operating performance of our new and expanded branches. We continue to believe these strategic investments will be important to our future profitability. We will also continue our efforts to expand our market share; build our national account business; create growth opportunities through our door, window and fastener programs; expand our product offerings and increase our coverage of some of the best markets for housing starts through our new and expanded facilities.”

Conference Call

Management will host a conference call to discuss second quarter 2005 financial results on Wednesday, July 20, 2005, at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, please dial 1-888-874-9713 approximately ten minutes prior to the scheduled time. A replay of the conference call will be available through July 27, 2005 by dialing 1-877-519-4471. The required PIN number for the replay is 6224574.

About Huttig

Huttig Building Products, Inc., currently in its 120th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 46 distribution centers serving 47 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes, and cover more than 85% of the country’s housing starts.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Contact: Nancy Ahillen, Investor Relations, 314-216-2600, nahillen@huttig.com.

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HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(UNAUDITED)

(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$281.4	$242.7	$530.8	$456.6

Cost of sales	228.5	194.5	430.4	366.6

Gross margin	52.9	48.2	100.4	90.0

Operating expenses	44.7	39.6	85.6	75.6
Depreciation and amortization	1.3	1.3	2.7	2.6
Gain on disposal of capital assets	—	(0.5)	(2.5)	(0.5)

Operating profit	6.9	7.8	14.6	12.3

Interest expense, net	(1.2)	(1.1)	(2.3)	(2.2)

Income from continuing operations before income taxes	5.7	6.7	12.3	10.1
Provision for income taxes	2.1	1.7	4.8	3.0

Income from continuing operations	3.6	5.0	7.5	7.1

Income (loss) from discontinued operations, net of taxes	(0.1)	1.7	1.3	2.3

Net income	$3.5	$6.7	$8.8	$9.4

Income from continuing operations per diluted share	$0.18	$0.25	$0.37	$0.36
Income from discontinued operations per diluted share	(0.01)	0.09	0.06	0.12

Net income per diluted share	$0.17	$0.34	$0.43	$0.48

Average diluted shares outstanding (thousands)	20,399	19,882	20,272	19,735

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN MILLIONS)

	June 30, 2005	December 31, 2004	June 30, 2004
ASSETS
Cash	$10.3	$1.9	$5.2
Trade Accounts Receivable	107.7	73.1	96.5
Inventory	110.3	74.2	95.6
Net Assets Held for Sale	—	7.9	29.6
Property, Plant and Equipment and Other Assets	71.2	57.9	59.0

	$299.5	$215.0	$285.9

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts Payable	$96.0	$58.9	$89.7
Accrued and Other Liabilities	32.2	30.3	30.1
Bank Debt	66.8	34.8	84.5

	195.0	124.0	204.3

Total Shareholders’ Equity	104.5	91.0	81.6

Total Liabilities and Shareholders’ Equity	$299.5	$215.0	$285.9

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(UNAUDITED)

(IN MILLIONS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3.5	$6.7	$8.8	$9.4
Adjustments to reconcile net income to cash used in operations
(excluding the effect of dispositions):
Net income from discontinued operations	0.1	(1.7)	(1.3)	(2.3)
Depreciation & amortization	1.5	1.4	3.0	2.9
Gain on disposal of capital assets	—	(0.5)	(2.5)	(0.5)
Deferred income taxes	(0.1)	1.0	0.5	1.6
Changes in operating assets and liabilities:
Trade accounts receivable	(2.9)	2.9	(32.1)	(29.7)
Inventories	(3.6)	(12.5)	(27.8)	(29.3)
Trade accounts payable	13.8	9.6	32.2	25.0
Other	(0.3)	5.1	(1.3)	5.8

Net cash used in operating activities of continuing operations	12.0	12.0	(20.5)	(17.1)
Net cash used in operating activities of discontinued operations	—	(1.4)	(1.8)	(2.3)

Total cash provided by (used in) operating activities	12.0	10.6	(22.3)	(19.4)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for continuing operations	(2.8)	(1.1)	(3.3)	(1.2)
Acquisition of Texas operations	—	—	(15.0)	—
Proceeds from disposition of capital assets	0.2	0.5	2.6	0.5
Proceeds from disposition of discontinued operations	—	—	10.8	—

Total cash used in investing activities	(2.6)	(0.6)	(4.9)	(0.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(1.3)	(0.3)	(2.7)	(0.7)
Borrowing of debt on revolving debt agreements, net	(0.2)	(6.9)	34.1	21.0
Proceeds from exercise of stock options	1.2	—	4.2	—

Total cash from financing activities	(0.3)	(7.2)	35.6	20.3

NET INCREASE IN CASH	9.1	2.8	8.4	0.2
CASH, BEGINNING OF PERIOD	1.2	2.4	1.9	5.0

CASH, END OF PERIOD	$10.3	$5.2	$10.3	$5.2